Exhibit 99.1

Liberty Global Schedules Investor Call

For Fourth Quarter and Year End 2008 Results

Englewood, Colorado – February 19, 2009: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB and LBTYK) today announced plans to release its fourth quarter and year end 2008 results on Monday, February 23, 2009 after market close. You are invited to participate in Liberty Global’s Investor Call, which will begin at 9:00 a.m. (ET), on Tuesday, February 24, 2009. At that time, management will discuss the Company’s results and business and expects to comment on the Company’s outlook and provide other forward looking information. Please call at least 15 minutes prior to the start of the teleconference.

877.852.6561	Domestic
719.325.4835	International

Replays of the teleconference will be available for approximately one week after the completion of the live conference call on February 24, 2009. The replay numbers are:

888.203.1112	Domestic
719.457.0820	International
4870210	Passcode

In addition to the teleconference, a live, listen-only webcast will be available within the Investor Relations section of www.lgi.com. It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2008, Liberty Global operated state-of-the-art networks that served approximately 16 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations	Corporate Communications
Christopher Noyes +1.303.220.6693 K.C. Dolan +1.303.220.6686 Molly Bruce +1.303.220.4202	Hanne Wolf +1.303.220.6678 Bert Holtkamp +31.20.778.9447